Exhibit 10.4

Execution Version

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of October 24, 2019 (the “Effective Date”) by and among Cloud Peak Energy Inc., a Delaware corporation (the “Company”) and Todd A. Myers (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive previously entered into that certain Employment Agreement dated July 6, 2010 (the “Original Agreement”); and

WHEREAS, in connection with the sale of certain of the Company’s operating assets to Navajo Transitional Energy Company, LLC (“NTEC”) pursuant to that Asset Purchase Agreement between the Company and NTEC dated as of August 19, 2019, as amended (the “Sale”) and the Company’s bankruptcy filing pursuant to chapter 11 of title 11 of the United States Code (the “Bankruptcy”), the Company and the Executive desire to amend and restate the Original Agreement as set forth below, replacing the Original Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration the sufficiency of which is acknowledged, the parties hereto agree as follows:

Section 1.                                           Employment.

1.1.                            Term.  The “Term” of this Agreement shall be for a period commencing on the closing date of the Sale, and ending on the earlier of (i) December 31, 2019 and (ii) the date that the Company’s Joint Chapter 11 Plan of Cloud Peak Energy Inc. and Certain of its Debtor Affiliates (including all exhibits and schedules attached thereto, the “Plan”) becomes effective.  The Term shall terminate automatically without any action on the part of either the Company or the Executive.

1.2.                            Title; Duties; Place of Performance.  During the Term, the Executive shall serve as President and Chief Executive Officer of the Company and, if needed, as a member of the board of directors of the Company (the “Board”).  In such positions, the Executive shall have during the Term such authority, duties, functions and responsibilities as are typically accorded to and consistent with the Executive’s position as President and Chief Executive Officer and will be responsible for overseeing the management of the Estates (as defined within the Plan) throughout the Term.  The Executive’s principal places of employment during the Term shall be in the Denver, Colorado region; provided, however, that the Executive may provide services remotely as and when appropriate.

1.3.                            Non-Exclusivity.  During the Term, the Executive shall devote appropriate time and attention during normal business hours to the business and affairs of the Company, and shall conform to and comply with the lawful and reasonable directions and instructions given to him by the Board, consistent with Section 1.2 above; provided, however, that the Company and the Executive have agreed that the Executive may engage in personal or business activities outside of the Company, including, without limitation, accepting or beginning full-time employment with a third party employer during the Term.

Section 2.                                           Compensation.

2.1.                            Service Payment.  For providing services to the Company following the Sale, the Executive shall receive a lump sum cash payment in the amount of $65,213.77 (the “Service Payment”). The Service Payment will be paid to the Executive as soon as practicable following the beginning of the Term, but in no event later than thirty (30) days following the beginning of the Term.

2.2.                            Employee Benefits.

(i)                                     Company Benefits.  In connection with the Sale, the Company shall terminate, cancel or otherwise cease to maintain any employee benefit plans, arrangements or policies (including any policy regarding vacation or paid time-off), and the Executive acknowledges that during the Term he shall not participate in any Company benefit arrangements (including, without limitation, vacation benefits) or receive benefits from the Company other than specifically provided pursuant to this Agreement.

(ii)                                  COBRA Rights Pursuant to NTEC Plan.  In connection with the Sale, the Company shall cease to sponsor any medical, dental or vision benefits plans, and any such plans that were sponsored by the Company prior to the Sale (the “CPE Plans”) shall be adopted by NTEC (the “NTEC Plans”).  Provided that the Executive makes the proper elections, the Executive shall be eligible to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) pursuant to the NTEC Plans or law during and following the Term.

Section 3.                                           Unauthorized Disclosure.  The Executive agrees and understands that in the Executive’s position with the Company, the Executive has been and may be exposed to, and has and may receive information relating to, the confidential affairs of the Company and its affiliates (collectively, the “Confidential Information”).  The Executive agrees that at all times during the Executive’s employment with the Company and thereafter, the Executive shall not disclose, communicate, or furnish to any other person any information that the Company and its affiliates have identified to the Executive in writing as confidential or proprietary information or that, even without such identification, the Executive knows or should know to be confidential or proprietary information except for Permitted Disclosures (as defined below).  This confidentiality covenant has no temporal, geographical or territorial restriction.  Upon termination of the Executive’s employment with the Company, the Executive shall promptly supply to the Company all property including computers, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Executive’s employment with the Company, and any copies thereof in his (or capable of being reduced to his) possession.  “Permitted Disclosure” means the disclosure of confidential or proprietary information that (i) is made with the prior written consent of the Company, (ii) is required to be disclosed by law or legal process, or (iii) is made in the course of the Executive’s employment with the Company, but only to the extent the Executive reasonably deemed such disclosure necessary or appropriate to perform the Executive’s responsibilities on behalf of the Company or otherwise advance the interests of the Company.

Section 4.                                           Company Acknowledgements Regarding Retention Bonuses.  The Company and the Executive previously entered into that certain Executive Retention Agreement dated January 29, 2019 (the “Retention Agreement”).  The Company acknowledges that the Executive has fully satisfied all requirements to retain the “Retention Bonus” (as defined in the Retention Agreement) previously paid to the Executive pursuant to the Retention Agreement, and such Retention Bonus is no longer subject to the clawback provisions of Section 3 of the Retention Agreement.

Section 5.                                           D&O Insurance.  The Company will provide directors and officers insurance coverage and a supporting tail policy during the Term in a coverage amount reasonably acceptable to the Executive. The cost of such coverage and tail policy shall be paid by the Company.

Section 6.                                           Withholding; Taxes.  All amounts paid to the Executive under this Agreement during or following the Term shall be subject to any required withholding and other employment taxes imposed by applicable law.

Section 7.                                           Miscellaneous.

7.1.                            Amendments and Waivers.  This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto.

7.2.                            Assignment; No Third-Party Beneficiaries.  This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive or the Company, and any purported assignment by the Executive or the Company shall be null and void; provided, however, the Company is authorized to assign this Agreement to a successor to substantially all of its assets by merger or otherwise.

7.3.                            Notices.  Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

(a)                                 If to the Executive, to the most recent home address that the Company maintains in its records for the Executive.

(b)                                 If to the Company, to:

Cloud Peak Energy Inc.
Attention:  Alan Boyko
999 17th Street, Suite 700

Denver, CO 80202

Facsimile: (303) 689-8803
Telephone: (303) 689-8892

All such notices, requests, consents and other communications shall be deemed to have been given when received.  Any party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

7.4.                            Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the state of Colorado, without giving effect to the conflicts of law principles thereof.

7.5.                            Severability.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction.  In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

7.6.                            Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties with respect to the subject matter hereof; including, without limitation, the Original Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

CLOUD PEAK ENERGY INC.

/s/ Todd A. Myers	By:	/s/ Colin Marshall
Todd A. Myers		Colin Marshall

President, Chief Executive Officer and Director